Exhibit 16.1

FormulaWon, Inc.
2801 Ocean Park Blvd., Suite 355
Santa Monica, California 90405

February 5, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:   FormulaWon, Inc.

This is to confirm that the client-auditor relationship between FormulaWon, Inc. and Li & Company, PC ceased as of February 5, 2010 in regards to all accounting and auditing services and all quarterly reports up through and including September 30, 2009.  For the period from inception to September 30, 2009, and from the subsequent interim period from September 30, 2009 through the dismissal of Li & Company, PC on February 5, 2010, there has been no disagreement between the Company and Li & Company, PC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Li & Company, PC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

I have read Item 4.01included in the Form 8K dated February 5, 2010 of FormulaWon, Inc., filed with the Securities and Exchange Commission and I am in agreement with the statements contained therein.

LI & COMPANY, PC
__________________________

February 5, 2010